  EXHIBIT 99.1

FOR IMMEDIATE RELEASE July 23, 2026	CONTACT: Brian Finnegan (212) 441-6877 brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES SECOND QUARTER 2026 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2026.

“Throughout the first half of 2026, the Federal Home Loan Bank of New York has served as a reliable source of funding for our members to support the lending activities that strengthen communities across our District and beyond,” said Randolph C. Snook, president and CEO of the FHLBNY. “As we celebrate the 94th anniversary of the FHLBank System, we remain focused on executing on our foundational liquidity mission, in support of the provision of local credit and broad financial stability.”

Highlights from the second quarter of 2026 include:

•	Net income for the quarter was $153.3 million, an increase of $0.2 million, or 0.1%, from net income of $153.1 million for the second quarter of 2025. Net interest income for the quarter was $213.1 million, a decrease of $1.4 million, or 0.7%, from $214.5 million in the second quarter of last year. This was offset by an increase in non-interest income of $9.4 million, or 48.5%, net of an increase in non-interest expense of $7.2 million, or 11.3%, relative to the second quarter of 2025. The increase in non-interest income was primarily due to an increase in net unrealized fair value gains on derivatives and trading securities held for liquidity management, and an increase in gains on investments for employee retirement plans. The increase in non-interest expense was primarily due to a modest increase in operating expenses and voluntary contributions. The slight decrease in net interest income primarily reflected lower market interest rates, partially offset by higher average interest-earning asset balances.

•	Return on average equity (“ROE”) for the quarter was 6.62% (annualized), compared to ROE of 7.20% for the second quarter of 2025, as higher advances balances during the period increased the FHLBNY’s levels of capital stock, while yields on advances decreased in light of lower market rates.

•	As of June 30, 2026, total assets were $197.9 billion, an increase of $41.4 billion, or 26.5%, from total assets of $156.5 billion at December 31, 2025. As of June 30, 2026, advances (par amount) were $127.7 billion, an increase of $35.2 billion, or 38.1%, from $92.5 billion at December 31, 2025. The remaining balance sheet growth was driven by the FHLBNY’s liquidity portfolio, in conjunction with an increase in advances.

•	As of June 30, 2026, total capital was $9.7 billion, an increase of $1.7 billion from total capital of $8.0 billion at December 31, 2025. The FHLBNY’s retained earnings increased by $0.1 billion to $2.7 billion as of June 30, 2026, of which $1.3 billion was unrestricted and $1.4 billion was restricted. At June 30, 2026, the FHLBNY was in compliance with its regulatory capital ratios and liquidity requirements.

•	The FHLBNY allocated $27.5 million from its second quarter 2026 earnings to support affordable housing and community development initiatives. This amount consisted of $17.1 million for the FHLBNY’s statutory Affordable Housing Program and $10.4 million in voluntary contributions for the FHLBNY’s other community support programs.

1

The FHLBNY expects to file its Form 10-Q for the second quarter of 2026 with the U.S. Securities and Exchange Commission on or before August 6, 2026.

Selected Balance Sheet Items (dollars in millions)
	June 30,	December 31,
	2026	2025	Change

Advances	$127,296	$92,307	$34,989
Mortgage loans held for portfolio	2,761	2,644	117
Mortgage-backed securities	22,292	20,460	1,832
Liquidity assets	42,174	37,885	4,289
Total assets	$197,874	$156,545	$41,329

Consolidated obligations	$184,486	$144,486	$40,000
Capital stock	7,044	5,411	1,633
Unrestricted retained earnings	1,320	1,286	34
Restricted retained earnings	1,390	1,329	61
Accumulated other comprehensive income (loss)	(20)	(11)	(9)
Total capital	$9,734	$8,015	$1,719

Capital-to-assets ratio (GAAP)	4.92%	5.12%
Capital-to-assets ratio (Regulatory)	4.93%	5.13%

Operating Results (dollars in millions)
	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change

Total interest income	$1,808.8	$1,895.8	$(87.0)	$3,433.8	$3,717.3	$(283.5)
Total interest expense	1,595.7	1,681.3	(85.6)	3,003.2	3,287.8	(284.6)
Net interest income	213.1	214.5	(1.4)	430.6	429.5	1.1
Provision (Reversal) for credit losses	0.4	(0.1)	0.5	0.6	0.1	0.5
Net interest income after provision for credit losses	212.7	214.6	(1.9)	430.0	429.4	0.6
Non-interest income (loss)	28.8	19.4	9.4	47.1	40.1	7.0
Non-interest expense	71.1	63.9	7.2	135.7	126.4	9.3
Affordable Housing Program assessments	17.1	17.0	0.1	34.2	34.4	(0.2)
Net income	$153.3	$153.1	$0.2	$307.2	$308.7	$(1.5)

Return on average equity	6.62%	7.20%		6.95%	7.39%
Return on average assets	0.33%	0.36%		0.35%	0.38%
Net interest margin	0.46%	0.51%		0.50%	0.53%

2

Connect with Us: Follow the FHLBNY on LinkedIn and X/Twitter to see how we connect with communities.

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of June 30, 2026, the FHLBNY serves 338 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The mission of the FHLBNY is to provide members with reliable liquidity in support of housing and local community development.

# # #

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

3